                                                                    Exhibit 99.0

DiVall Insured Income Properties 2, L.P.

                                 QUARTERLY NEWS

A publication of The Provo Group, Inc.               THIRD QUARTER 2002


                        $12.67 Per Unit Return of Capital
                          To Be Paid February 15, 2003

         We sold the Hardee's (Hartford, Wisconsin) property on October 1, 2002. This was one day too late to include in the November 15, 2002 distribution based on operating cash flow through September 30, 2002. Therefore, this "return of capital" distribution will be included with the fourth quarter 2002 operating distribution payable February 15, 2003.


                             Distribution Highlights

..    $365,000 total amount distributed for the Third Quarter 2002 which is
     $150,000 lower than originally projected. (See Reconciliation of "Budgeted" distribution to "Actual", Page 2).

..    $7.89 per unit (approx.) for the Third Quarter 2002.

..    The Third Quarter distribution represents an approximate 6.4% annualized return from operations based on $22,680,000 (estimated net asset value as of 12/31/01).

..    $1,125 to $927 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (2/90) respectively. (Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities).


See Inside

Letter to the Investors from Bruce Provo ..................................   2
Reconciliation of "Budgeted" Distribution to "Actual" .....................   2
Property Highlights
  New Leases & Sales ......................................................   3
  Litigation Issues .......................................................   3
  Leasing & Other Miscellaneous Issues ....................................   4

Questions & Answers .......................................................   4


Page 2                               DiVall 2                           2 Q 02


                                                                October 24, 2001

Dear Limited Partner:

Although there continues to be uncertainty in today's economy, we are noticing a strengthening of sales particularly in our portfolio's primary franchise component, Wendy's.

As discussed later in this Newsletter, we are working through a few difficult tenant or property situations. Pursuant to recent discussions with your Advisory Board, we will aggressively market properties with occupancy issues most significantly impacted by either demographics or location. We would like to take advantage of this low interest rate environment to eliminate the two or three less stable properties from our portfolio and return the capital to the limited partners as quickly as possible. If successful, we will have a remaining portfolio more marketable because of its efficiency and lower risk. This equates to higher value.

Sincerely,

Bruce A. Provo


Reconciliation of "Budgeted" Distribution to "Actual"

Budgeted Distribution................................................  $515,000
Less Reconciling items:
 Leasing Commission (N. 7/th/ Street Property).......................   (48,000)
 *Mulberry Street Grill Litigation Issues............................   (47,000)
 Increased Legal Expenditures........................................   (15,000)
 Vacant Property Expenses  (Utilities, Roof Repairs, Maintenance)....   (38,000)
 Other Miscellaneous Items...........................................    (2,000)
                                                                       --------
Actual 3/rd/ Quarter Distribution....................................  $365,000
                                                                       ========

*Note: The plaintiff's claim in this case has been fully funded with the court and should have no further adverse cash impact on the Partnership.

Page 3                           DiVall 2                              3 Q 02

                               Property Highlights

New Leases & Sales

..        Former Hardee's (S. Milwaukee, WI). We have an executed contract with
         QSRE, L.L.C. (operator of Pizza Hut, Taco Bell and KFC) for a purchase price of $445,000. This property has been vacant since last November. We hope to close on this sale on January 2003 and distribute the net proceeds in the May 15, 2003 distribution.

..        Former Denny's (N. 7th Street, Phoenix, AZ). We have a new tenant. The property will be operated as a Chinese Buffet. The tenant has paid an $18,000 security deposit. It is a ten year lease and rents will commence January 2003. Rents during the first five years will be $66,000 and the final five years $72,000 with percentage rents of 7% over sales of $942,857.

Litigation Issues

..        Mulberry Street Grill (Phoenix, AZ). To refresh your memory, our tenant, Mulberry Street Grill, vacated the property and filed bankruptcy. We returned the property to the Ground Lessor, who re-leased the property but sued us for related leasing costs and ground rent. We filed our appeal with the courts on September 11, 2002. The Partnership is required to escrow $140,000 at the clerk of court during this appeal process. Management and counsel for the Partnership continue to believe the merits of our case are strong.

..        Village Inn (Grand Forks, ND). This tenant vacated the property and ceased paying rent, although the Lease does not expire until November 2009. This case has not yet been set for trial. The facts in this case cannot be disputed. The defendant clearly defaulted on the terms of the Lease when they vacated the premises and ceased paying rent prior to the expiration date of the Lease.

..        Denny's/Fiesta Time (Twin Falls, ID). Phoenix Foods, Inc. filed bankruptcy and rejected this Lease. The Bankruptcy court approved that rejection on 11/6/02. (Thus, the Lease and any subsequent subleases were effectively terminated). Phoenix Food's subtenant, Fiesta Time has not only refused to vacate the premises, they have never paid us rent. Unfortunately, we have been unable to evict this tenant (they appealed the court's decision). However, they are required to hold monthly rent in escrow with the clerk of court until this matter is resolved.

..        Popeye's (Park Forest, Illinois) was delinquent at September 30, 2002 in the amount of $82, 887. We have defaulted the tenant and the case was scheduled for October 10, 2002. However, the tenant's attorney contacted us in an effort to settle this matter outside of the courts. We offered this tenant the ability to pay the past due percentage rent ($72,075 plus late fees) in installments. (This is something we offered before attorneys were involved, however the tenant continued to insist that we "forgive" the charge).

Page 4                           DiVall 2                               3 Q 02

Leasing & Other Miscellaneous Issues

..        Hostetler's (Des Moines, Iowa). This lease expires December 31, 2002.
         We have already hired a local broker who feels the property is in a favorable location and that it has great potential for other uses besides a restaurant. We are listing it for sale.

..        KFC (Santa Fe, NM) was delinquent at September 30, 2002 in the amount of $15,430. The amount was for percentage rents and has since been paid in full.

Leasing & Other Miscellaneous Issues Continued

..        Miami Subs (Palm Beach, FL) was delinquent at September 30, 2002 in the amount of $10,582. We have been in contact with the corporate office. They have found a new operator for the store and we have negotiated a new lease with more favorable terms to us. Additionally, the new owner will sign a personal guarantee. Finally, prior to the execution of the new Lease, the past due balance will be paid in full.

                               Questions & Answers

..        When can I expect my next distribution mailing?
         Your distribution correspondence for the Fourth Quarter of 2002 is scheduled to be mailed on February 15, 2003.

..        When can I expect to receive my Schedule K-1?
         The K-1's will be mailed on or before February 28, 2003.

..        When will the December 31, 2002 net asset value be calculated?
         The revised net asset valuation will be ready sometime in mid-February 2003. The net asset valuation letters will be mailed on February 28, 2003.

..        When will we "vote" again to either liquidate or continue the
         Partnership?
         The last proxy statement was sent in May 2001. In that mailing we advised investors that we would send out a proxy every other year (in
         May). Therefore, as promised a revised proxy will be sent out sometime in May 2003.

..        If I have questions or comments, how can I reach your office?
         MAIL:          Investor Relations, 101 W. 11/th/ Street, Suite 1110
                        Kansas City, MO 64105
         PHONE:         800-547-7686 OR (816) 421-7444 EXTENSION 224
         FAX:           (816) 221.2130
         E-MAIL:        mevans@theprovogroup.com

                     DIVALL INSURED INCOME PROPERTIES 2 L.P.
                   STATEMENTS OF INCOME AND CASH FLOW CHANGES
               FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2002

------------------------------------------------------------------------------------------------------------------------------
                                                                                  PROJECTED         ACTUAL          VARIANCE
                                                                               -----------------------------------------------
                                                                                     3RD             3RD
                                                                                   QUARTER         QUARTER           BETTER
OPERATING REVENUES                                                               09/30/2002       09/30/2002         (WORSE)
                                                                                ------------     ------------     ------------
  Rental income                                                                  $   708,922      $   744,654      $    35,732
  Interest income                                                                      9,000            4,404           (4,596)
  Other income                                                                             0            2,199            2,199
                                                                                ------------     ------------     ------------
TOTAL OPERATING REVENUES                                                         $   717,922      $   751,256      $    33,334
                                                                                ------------     ------------     ------------
OPERATING EXPENSES
  Insurance                                                                      $     6,612      $     6,611      $         2
  Management fees                                                                     49,533           49,839             (306)
  Overhead allowance                                                                   3,996            4,028              (32)
  Advisory Board                                                                       2,189            1,688              502
  Administrative                                                                      16,067           14,090            1,977
  Professional services                                                               11,751           15,399           (3,648)
  Auditing                                                                            14,350           13,250            1,100
  Legal                                                                                6,000           21,113          (15,113)
  Defaulted tenants                                                                    2,100           39,585          (37,485)
                                                                                ------------     ------------     ------------
TOTAL OPERATING EXPENSES                                                         $   112,598      $   165,601         ($53,003)
                                                                                ------------     ------------     ------------
INVESTIGATION AND RESTORATION EXPENSES                                           $         0      $        81             ($81)
                                                                                ------------     ------------     ------------
NON-OPERATING EXPENSES
  Uncollectible Receivable                                                       $         0      $    31,306         ($31,306)
  Depreciation                                                                        86,100           80,591            5,509
  Amortization                                                                         3,563            3,304              259
  Judgement Expense                                                                        0                0                0
                                                                                ------------     ------------     ------------
TOTAL NON-OPERATING EXPENSES                                                     $    89,663      $   115,201         ($25,538)
                                                                                ------------     ------------     ------------
TOTAL EXPENSES                                                                   $   202,261      $   280,883         ($78,622)
                                                                                ------------     ------------     ------------
NET INCOME                                                                       $   515,661      $   470,373         ($45,288)

OPERATING CASH RECONCILIATION:                                                                                      VARIANCE
                                                                                                                  ------------
  Depreciation and amortization                                                       89,663           83,895           (5,768)
  Recovery of amounts previously written off                                               0           (2,031)          (2,031)
  (Increase) Decrease in current assets                                             (210,499)        (280,133)         (69,634)
  Increase (Decrease) in current liabilities                                          13,602          (60,292)         (73,894)
  (Increase) Decrease in cash reserved for payables                                  (15,665)          58,410           74,075
  Current cash flows advanced from (reserved for) future distributions               126,400          126,400                0
                                                                                ------------     ------------     ------------
 Net Cash Provided From Operating Activities                                     $   519,163      $   396,620        ($122,540)
                                                                                ------------     ------------     ------------
CASH FLOWS (USED IN) FROM INVESTING
  AND FINANCING ACTIVITIES
  Indemnification Trust (Interest earnings reinvested)                                (4,500)          (1,758)           2,742
  Leasing Commissions paid                                                                 0          (48,300)         (48,300)
  Security Deposits received                                                               0           18,000           18,000
  Recovery of amounts previously written off                                               0            2,031            2,031
                                                                                ------------     ------------     ------------

 Net Cash (Used In) From Investing And Financing Activities                          ($4,500)        ($30,027)        ($25,527)
                                                                                ------------     ------------     ------------

Total Cash Flow For Quarter                                                      $   514,663      $   366,594        ($148,066)

  Cash Balance Beginning of Period                                                 1,083,231          903,596         (179,635)
  Less 2nd quarter distributions paid 8/02                                          (515,000)        (360,000)         155,000
  Change in cash reserved for payables or future distributions                      (110,735)        (184,810)         (74,075)
                                                                                ------------     ------------     ------------
Cash Balance End of Period                                                       $   972,159      $   725,380        ($246,776)


Cash reserved for 3rd quarter L.P. distributions                                    (515,000)        (365,000)         150,000
Cash reserved for payment of accrued expenses                                       (202,726)         115,046)          87,680
Cash advanced from (reserved for) future distributions                              (191,450)        (191,450)               0
                                                                                ------------     ------------     ------------
Unrestricted Cash Balance End of Period                                          $    62,984      $    53,884          ($9,096)
                                                                                ============     ============     ============
------------------------------------------------------------------------------------------------------------------------------

                                                                                  PROJECTED         ACTUAL          VARIANCE
                                                                                ----------------------------------------------
* Quarterly Distribution                                                         $   515,000      $   365,000        ($150,000)
  Mailing Date                                                                  11/15/2002      (enclosed)             -
------------------------------------------------------------------------------------------------------------------------------

* Refer to distribution letter for detail of quarterly distribution.

                                  STATUS REPORT

DiVall Insured Income Properties 2, L.P.                     THIRD QUARTER 2002


Operating Summary

                                                           Quarter                                   Year-to-Date
                                                           -------                                   ------------
-------------------------------------------------------------------------------------------------------------------------------

                                                                           Cash                                        Cash
                                                                          Better/                                     Better/
                                            Budget          Actual         Worse         Budget         Actual         Worse
Operating Income                          $  515,661      $ 470,373      ($45,288)    $ 1,087,558   $   979,387      ($108,171)
Non-Cash Charges                              89,663         81,864        (7,799)        268,989       255,495        (13,494)
Working Capital Changes                      (90,662)      (157,373)      (66,711)        148,181       (16,263)      (164,444)
Investing Activities                               0        (28,269)      (28,269)         39,250        11,213        (28,037)
Financing Activities                               0              0             0               0             0              0
                                          ----------      ---------     ---------     -----------   -----------      ---------

Increase(Decrease) in Cash                   514,663        366,594      (148,069)      1,543,981     1,229,832       (314,149)
Beginning Cash                             1,083,231        903,596      (179,635)        775,134       818,606         43,472
Distributions Paid                          (515,000)      (360,000)      155,000      (1,530,000)   (1,345,000)       185,000
Cash Reserved for Future Payables           (110,735)      (184,810)      (74,075)        183,044        21,942       (161,102)
                                          ----------      ---------     ---------     -----------   -----------      ---------

Ending Cash                               $  972,159      $ 725,380     ($246,779)    $   972,159   $   725,380      ($246,779)
                                          ==========      =========     =========     ===========   ===========      =========
-------------------------------------------------------------------------------------------------------------------------------

Operating Variances

                                                           Quarter                                     Quarter
                                                           -------                                     -------
                                                                           Cash                                        Cash
                                                                          Better/                                     Better/
                                            Budget          Actual         Worse          Budget         Actual        Worse

-------------------------------------------------------------------------------------------------------------------------------
Operating Income (Loss):
    Income
      Rental Income                       $  708,922      $ 744,654     $  35,732  (A) $1,684,162    $1,778,862      $  94,700
      Interest Income                          9,000          4,404        (4,596) (B)     27,000        13,076        (13,924)
      Other                                        0          2,199         2,199  (C)          0        10,490         10,490
    Expenses
      Administrative Expenses                 16,067         14,090         1,977          58,945        53,671          5,274
      Legal Fees                               6,000         21,113       (15,113) (D)     18,000        61,214        (43,214)
      Judgement Contingency Expenses               0              0             0  (E)          0        45,128        (45,128)
      Maintenance/Defaulted/Vacant Tenant      2,100         39,585       (37,485) (F)      6,300        45,529        (39,229)
      Other                                  178,094        206,097       (28,003) (G)    540,359       617,500        (77,141)
                                          ----------      ---------     ---------      ----------    ----------      ---------
                                          $  515,661      $ 470,373      ($45,288)     $1,087,558    $  979,387      ($108,171)
                                          ==========      =========     =========      ==========    ==========      =========

(A) The Village Inn lease was not terminated in the Fourth Quarter of 2001 as anticipated. Although Village Inn vacated the Grand Forks property in February 2002, the tenant is liable for rent until a lease termination agreement with Management is executed. Due to the Bankruptcy Court rejection of the Phoenix Restaurant Group, Inc. leases, the sub-lessee at the Denny's-
    N. 7th Street property terminated its sub-lease and vacated the property. Therefore, rent ceased as of May 31, 2002.
(B) Indemnification Trust and cash deposit interest earnings have been lower than anticipated due to lower yield rates.
(C) The overpayment of prior years SEC filing fees resulted in an increase in other income in the First Quarter.
(D) Actual legal fees incurred in the have been higher than anticipated due to tenant defaults, eviction procedures at the TwinFalls property, the continuing ground lease litigation relating to the former Mulberry Street property, potential property sales, and change in auditor issues.
(E) During the Second Quarter the Court granted the motion of summary judgment against the Partnership and TPG in relation to the former Mulberry Street Grill property. The Partnership had previously accrued $48,000 in ground lease obligations payable to LLC, the ground lease Landlord, and the remaining summary judgment balance of $45,000 was accrued in the Second Quarter.
(F) The Partnership incurred unexpected roofing repair expenditures at the defaulted Village Inn property in the Third Quarter. Unanticipated utility expenditures were also incurred in relation to the vacancy period of the N. 7th Street property during the Third Quarter.
(G) The Village Inn lease was not terminated in the Fourth Quarter of 2001 as anticipated. Although Village Inn vacated the Grand Forks property in February 2002, the tenant is liable for rent until a lease termination agreement with Management is executed. Village Inn is delinquent on their January through September 2002 rent, as well as its 2001 real estate taxes which have been paid by the Partnership. These Village Inn delinquencies have been reserved.

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Working Capital Changes:
    Source (Use) of Cash:
      (Inc)Dec in Current Assets           ($214,999)     ($281,891)     ($66,892) (A)   $336,107    $  179,105      ($157,002)
      Inc(Dec) in Current Liab.               13,602        (60,292)      (73,894) (B)     (4,882)     (173,426)      (168,544)
      Other                                  110,735        184,810        74,075  (C)   (183,044)      (21,942)       161,102
                                          ----------      ---------     ---------      ----------    ----------      ---------
                                            ($90,662)     ($157,373)     ($66,711)     $  148,181      ($16,263)     ($164,444)
                                          ==========      =========     =========      ==========    ==========      =========

(A) At the end of the Third Quarter the Partnership was required to hold $140,000 at the Clerk of The Court during the appeal process of the Mulberry Street Grill litigation. The amount includes the $93,000 judgment plus potential interest and legal fees.
(B) At the end of the Third Quarter the Partnership was required to hold the $93,000 judgment plus potential interest and legal fees at the Office of the Clerk of the Court during the appeal process of the Mulberry Street Grill litigation. The decrease in prepaid rents in the First Quarter also contributed to the larger decrease in current liabilites as of the end of the Third Quarter.
(C) The timing of accrued expenses paid in the Third Quarter resulted in a decrease in the reserve for current liabilities. The prepaid rent decrease in the First Quarter also contributed to the decrease in the reserve for current liabilities as of the end of the Third Quarter.

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Investing Activities
  Source (Use) of Cash:
    Principal Payments Received                  $0               $0          $      0         $39,250      $ 39,250      $      0
    Leasing Commissions paid                      0          (48,300)          (48,300)(A)           0       (48,300)      (48,300)
    Security Deposits received                    0           18,000            18,000 (B)           0        18,000        18,000
    Recoveries from Former GP's                   0            2,031             2,031 (C)           0         2,263         2,263
                                            -------        ---------         ---------         -------      --------     ---------
                                                 $0         ($28,269)         ($28,269)        $39,250      $ 11,213      ($28,037)
                                            =======        =========         =========         =======      ========     =========

(A) Leasing commissions were paid by the Partnership in the Third Quarter in relation to the N. 7th Street lease with new tenant, Chinese Buffet.
(B) A security deposit was received by the Partnership in the Third Quarter from new N. 7th Street tenant, Chinese Buffet.
(C) Unanticipated former general partner recoveries were received in the Second and Third Quarters.

PROJECTIONS FOR

DISCUSSION PURPOSES

                      DIVALL INSURED INCOME PROPERTIES 2 LP
                              2002 PROPERTY SUMMARY
                              AND RELATED RECEIPTS

PORTFOLIO                     (Note 1)
                                          ---------------------------
                                                    REAL ESTATE
                                          ---------------------------
                                                      ANNUAL
                                                       BASE      %
-----------------------------------------
CONCEPT                  LOCATION            COST      RENT    YIELD
----------------------------------------- ---------------------------
APPLEBEE'S               COLUMBUS, OH      1,059,465 135,780  12.82%

BLOCKBUSTER              OGDEN, UT           646,425  99,000  15.32%

DENNY'S                  PHOENIX, AZ         972,726  65,000   6.68%

FORMER DENNY'S (7)       PHOENIX, AZ         865,900  37,500   4.33%

CHINESE RESTAURANT (10)  PHOENIX, AZ         865,900       0   0.00%

VACANT                   TWIN FALLS, ID      699,032       0   0.00%

VACANT                   S MILWAUKEE, WI     808,032       0   0.00%

HARDEE'S (3)(9)          HARTFORD, WI        686,563  48,000   6.99%

HARDEE'S (3) (6)         FOND DU LAC, WI     849,767  88,000  10.36%

HOOTER'S                 R. HILLS, TX      1,246,719  95,000   7.62%

HOSTETTLER'S             DES MOINES, IA      845,000  60,000   7.10%

KFC                      SANTA FE, NM        451,230  60,000  13.30%

MIAMI SUBS (8)           PALM BEACH, FL      743,625  56,000   7.53%
----------------------------------------- ---------------------------

PORTFOLIO                     (Note 1)
                                            -------------------------------------------------------------------
                                                       EQUIPMENT                                TOTALS
                                            --------------------------------------  ---------------------------
                                              LEASE               ANNUAL
                                             EXPIRATION            LEASE      %                 ANNUAL
-----------------------------------------
CONCEPT                  LOCATION               DATE     COST    RECEIPTS  RETURN     COST    RECEIPTS  RETURN
-----------------------------------------   --------------------------------------  ---------------------------
APPLEBEE'S               COLUMBUS, OH                    84,500         0   0.00%  1,143,965  135,780   11.87%

BLOCKBUSTER              OGDEN, UT                                                   646,425    99,00   15.32%

DENNY'S                  PHOENIX, AZ                    183,239         0   0.00%  1,155,965   65,000    5.62%

FORMER DENNY'S (7)       PHOENIX, AZ                    221,237         0   0.00%  1,087,137   37,500    3.45%

CHINESE RESTAURANT (10)  PHOENIX, AZ                    221,237             0.00%  1,087,137        0    0.00%

VACANT                   TWIN FALLS, ID                 190,000         0   0.00%    889,032        0    0.00%

VACANT                   S MILWAUKEE, WI                                             808,032        0    0.00%

HARDEE'S (3)(9)          HARTFORD, WI                                                686,563   48,000    6.99%

HARDEE'S (3) (6)         FOND DU LAC, WI           (2)  290,469         0   0.00%  1,140,236   88,000    7.72%

HOOTER'S                 R. HILLS, TX                                              1,246,719   95,000    7.62%

HOSTETTLER'S             DES MOINES, IA                  52,813         0   0.00%    897,813   60,000    6.68%

KFC                      SANTA FE, NM                                                451,230   60,000   13.30%

MIAMI SUBS (8)           PALM BEACH, FL                                              743,625   56,000    7.53%
-----------------------------------------   --------------------------------------  ---------------------------

Note 1: This property summary includes only property and equipment held by the Partnership during 2002.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     3: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.
     4: The lease with Hardee's Food Systems was terminated as of April 30, 2001. A new lease with Omega Restaurants was negotiated and monthly rent commmenced in October 2001.
     5: The tenant vacated the property in February 2002, however, Village Inn remains liable until a lease termination agreement with Management is executed.
     6: Management received notice that Hardee's Food Systems closed this restaurant in April 2002. Hardee's will remain liable until a lease termination agreement with Management is executed.
     7: Due to the rejection of the Phoenix Restaurant Group, Inc. lease by the Bankruptcy Court in the Fourth Quarter of 2001, the sublessee chose not to continue to lease the property. Rent charges ceased as of May 31, 2002.
     8: Management agreed to reduce Miami Sub's monthly rent from $5,000 to $4,000 for the months of July - October 2002. 9: Management has entered a contract to sell the property in early October 2002 at a sale price of $618,000.
    10: A new lease has been accepted at the vacant N. 7th property. The new tenant obtained possession of the property in August 2002 and monthly rent of $5,500 begins in January 2003.

PROJECTIONS FOR

DISCUSSION PURPOSES

                     DIVALL INSURED INCOME PROPERTIES 2 LP
                             2002 PROPERTY SUMMARY
                              AND RELATED RECEIPTS

PORTFOLIO               (Note 1)
                                                ----------------------------------    ----------------------------------------
                                                          REAL ESTATE                               EQUIPMENT
                                                ----------------------------------    ----------------------------------------
                                                               ANNUAL                     LEASE              ANNUAL
                                                                BASE          %        EXPIRATION            LEASE      %
----------------------------------------
 CONCEPT                LOCATION                 COST           RENT        YIELD         DATE      COST    RECEIPTS  RETURN
-----------------------------------------       ----------------------------------    ----------------------------------------
OMEGA RESTAURANT (4)    MILWAUKEE, WI            1,010,045      84,840      8.40%                  260,000         0    0.00%
 "                "        "       "                                                               151,938         0    0.00%
 "                "        "       "                                                               780,000         0    0.00%

POPEYE'S                PARK FOREST, I             580,938      77,280     13.30%

SUNRISE PS              PHOENIX, AZ              1,084,503     123,318     11.37%                   79,219         0    0.00%
                                                                                                    19,013         0    0.00%
VILLAGE INN (5)         GRAND FORKS, ND            739,375      96,600     13.07%

WENDY'S                 AIKEN, SC                  633,750      90,480     14.28%
WENDY'S                 CHARLESTION, SC            580,938      77,280     13.30%
WENDY'S                 N. AUGUSTA, SC             660,156      87,780     13.30%
WENDY'S                 AUGUSTA, GA                728,813      96,780     13.28%
WENDY'S                 CHARLESTON, SC             596,781      76,920     12.89%
WENDY'S                 AIKEN, SC                  776,344      96,780     12.47%
WENDY'S                 AUGUSTA, GA                649,594      86,160     13.26%
WENDY'S                 CHARLESTON, SC             528,125      70,200     13.29%
WENDY'S                 MT. PLEASANT, SC           580,938      77,280     13.30%
WENDY'S                 MARTINEZ, GA               633,750      84,120     13.27%
-----------------------------------------       ----------------------------------

-----------------------------------------       ----------------------------------               ---------------------------
PORTFOLIO TOTALS (26 Properties)                19,658,534   1,970,098     10.02%                2,312,428         0    0.00%
-----------------------------------------       ----------------------------------               ---------------------------

                                              -----------------------------------
                                                          TOTALS
                                              -----------------------------------
                                                             TOTAL
 CONCEPT                LOCATION                 COST       RECEIPTS      RETURN
-----------------------------------------     -----------------------------------
OMEGA RESTAURANT (4)    MILWAUKEE, WI           1,421,983      84,840      5.97%
 "                "        "       "
 "                "        "       "              780,000           0      0.00%

POPEYE'S                PARK FOREST, I            580,938      77,280     13.30%

SUNRISE PS              PHOENIX, AZ             1,182,735     123,318     10.43%

VILLAGE INN (5)         GRAND FORKS, ND           739,375      96,600     13.07%

WENDY'S                 AIKEN, SC                 633,750      90,480     14.28%
WENDY'S                 CHARLESTION, SC           580,938      77,280     13.30%
WENDY'S                 N. AUGUSTA, SC            660,156      87,780     13.30%
WENDY'S                 AUGUSTA, GA               728,813      96,780     13.28%
WENDY'S                 CHARLESTON, SC            596,781      76,920     12.89%
WENDY'S                 AIKEN, SC                 776,344      96,780     12.47%
WENDY'S                 AUGUSTA, GA               649,594      86,160     13.26%
WENDY'S                 CHARLESTON, SC            528,125      70,200     13.29%
WENDY'S                 MT. PLEASANT, SC          580,938      77,280     13.30%
WENDY'S                 MARTINEZ, GA              633,750      84,120     13.27%
-----------------------------------------      -----------------------------------

-----------------------------------------      -----------------------------------
PORTFOLIO TOTALS (26 Properties)               21,970,962   1,970,098      8.97%
-----------------------------------------      -----------------------------------

Note 1: This property summary includes only property and equipment held by the Partnership as of March 31, 2002.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     3: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.
     4: The lease with Hardee's Food Systems was terminated as of April 30, 2001. A new lease with Omega Restaurants was negotiated and monthly rent commmenced in October 2001.
     5: The tenant vacated the property in February 2002, however, Village Inn remains liable until a lease termination agreement with Management is executed.
     6: Management received notice that Hardee's Food Systems intends to close this restaurant in April 2002. Hardee's will remain liable until a lease termination agreement with Management is executed.
     7: Due to the rejection of the Phoenix Restaurant Group, Inc. lease by the Bankruptcy Court in the Fourth Quarter of 2001, the sublessee does not wish to continue to lease the property. Rent charges ceased as of May 31, 2002.
     8: Management agreed to reduce Miami Sub's monthly rent from $5,000 to $4,000 for the months of July - October 2002.
     9: Management has entered a contract to sell the property in late July 2002 at a price of $618,000.
     10: A new lease has been accepted at the vacant N. 7th property. The new tenant obtained possession of the property in August 2002 and monthly rent of $5,500 begins in January 2003.